As filed with the Securities and Exchange Commission on December 19, 2016

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LINCOLN ELECTRIC HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Ohio	34-1860551
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

22801 St. Clair Avenue

Cleveland, Ohio 44117

(Address of Principal Executive Offices Including Zip Code)

The Lincoln Electric Company Restoration Plan

(Full Title of the Plan)

Frederick G. Stueber, Esq.

Executive Vice President, General Counsel & Secretary

Lincoln Electric Holdings, Inc.

22801 St. Clair Avenue

Cleveland, Ohio 44117

(Name and Address of Agent for Service)

(216) 481-8100

(Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Deferred Compensation Obligations (1)	$10,000,000(2)	100%	$10,000,000	$1,159

(1)	The Deferred Compensation Obligations being registered are general obligations to pay deferred compensation in the future in accordance with the terms of The Lincoln Electric Company Restoration Plan.
(2)	Estimated solely for calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is filed by Lincoln Electric Holdings, Inc., an Ohio Corporation (the “Registrant”), relating to $10,000,000 of unsecured obligations to pay deferred compensation in the future (the “Deferred Compensation Obligations”) in accordance with the terms of The Lincoln Electric Company Restoration Plan (the “Plan”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated into this Registration Statement by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2015 (Commission File No. 000-01402), filed with the Commission on February 25, 2016;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016 (Commission File No. 000-01402), filed with the Commission on April 22, 2016, July 26, 2016 and October 24, 2016, respectively;

(c)	The Registrant’s Current Reports on Form 8-K (Commission File No. 000-01402), filed with the Commission on April 26, 2016, May 16, 2016, October 17, 2016, October 20, 2016, October 24, 2016 and December 14, 2016; and

(d)	The description of the Common Shares contained in the Registration Statement on Form S-4 (Registration No. 333-50435) filed with the Commission on April 17, 1998 and all amendments and reports filed with the Commission for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement, and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The $10 million of securities being registered hereon (“Deferred Compensation Obligations”) represent deferred compensation obligations to pay deferred compensation in the future according to the terms of the Plan. The Plan was executed by The Lincoln Electric Company, a wholly owned subsidiary of the Registrant, on December 14, 2016 and will become effective January 1, 2017. The plan year for the Plan will be the 12-month period from January 1 to December 31 (“Plan Year”).

The Plan is an unfunded, nonqualified deferred compensation plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees and is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Employees eligible to participate in the Plan are employees of The Lincoln Electric Company or other wholly owned subsidiaries of the Registrant (1) who have been designated for participation in the Plan by the Administrative Committee (the “Committee”) for The Lincoln Electric Company Employee Savings Plan (the “Savings Plan”), (2) who have satisfied the eligibility conditions to receive employer contributions under the Savings Plan (or other comparable plan maintained by a subsidiary of the Registrant (“Other 401(k) Plan”), and (3) whose compensation for a Plan Year exceeds the maximum dollar amount of compensation that may be taken into account under the Savings Plan pursuant to Code Section 401(a)(17) for such Plan Year (the “Compensation Limitation”). “Compensation” is defined under the Plan as an employee’s total cash compensation plus deferrals of base salary and bonus under the Registrant’s 2005 Deferred Compensation Plan for Executives.

A bookkeeping account is established for each participant in the Plan. The account is credited each Plan Year with deferred amounts as follows: (1) a matching employer contribution equal to three percent (or such other percentage designated by the Committee) of the participant’s Compensation for the Plan Year that was earned while eligible to receive matching employer contributions under the Savings Plan or Other 401(k) Plan, minus the maximum amount of matching employer contributions that could have been made to the Savings Plan or Other 401(k) Plan on behalf of such participant; and (2) a nonelective employer contribution of three percent (or such other percentage designated by the Committee) of the participant’s Compensation for the Plan Year that was earned while eligible to receive nonelective employer contributions under the Savings Plan or Other 401(k) Plan and that is in excess of the Compensation Limitation. In addition, for participants who are eligible to receive transitional employer contributions under the Savings Plan, an amount will be credited to each such participant’s account each Plan year equal to six percent of the participant’s Compensation that was earned while eligible to receive transitional employer contributions under the Savings Plan and that is in excess of the Compensation Limitation. Participants shall cease to be eligible to have transitional employer contributions credited under this Plan when they cease to be eligible to have transitional employer contributions made on their behalf to the Savings Plan.

The bookkeeping account of each participant in the Plan is credited or debited with the participant’s proportionate share of gains or losses under the investment vehicles elected by the participant in which the participant’s account is deemed be to be invested. The available investment vehicles in which participants’ accounts may be deemed to be invested shall be designated by The Lincoln Electric Company. The Lincoln Electric Company or any other employer of employees under the Plan will be under no obligation to acquire or invest in any of the deemed investment vehicles and any acquisition of or investment in any deemed investment vehicle by The Lincoln Electric Company or other employer under the Plan shall be made in the name of The Lincoln Electric Company or other employer and shall remain the sole property of The Lincoln Electric Company or other employer.

All amounts deferred under the Plan are fully vested at all times.

The amounts credited to participants accounts under the Plan will be payable in cash in accordance with the distribution provisions of the Plan. Upon a participant’s separation from service prior to age 55, distribution of the amount credited to the participant’s account will be made to the participant in a single lump sum payment on the first business day of the seventh month immediately following the participant’s separation from service. Upon a participant’s separation from service on or after age 55, distribution of the amount credited to the participant’s account will be made or commence on the first business day of the seventh month immediately following the participant’s separation from service in the form of (1) a single lump sum payment, or (2) substantially equal annual installments over a period of at least two but not more than 15 years, as elected by the participant. If a participant’s death occurs prior to the distribution of the entire amount credited to his or her account, distribution of the participant’s account will be made to the participant’s beneficiary (as designated by the participant) in the form of a single lump sum payment. Distributions under the Plan may also be made on account of a participant’s unforeseeable emergency. Finally, distributions under the Plan will be made upon a change in control event within the meaning of Code Section 409A.

The Deferred Compensation Obligations are general unsecured obligations to pay the deferred amounts described in the preceding paragraphs of this Item 4 to the Plan participants in accordance with the terms of the Plan. The Deferred Compensation Obligations are subject to the claims of the general creditors and rank equally with other unsecured indebtedness from time to time outstanding. The Deferred Compensation Obligations are not convertible into any other security and there is no trading market for the Deferred Compensation Obligations.

The Plan will be administered by The Lincoln Electric Company. The Plan administrator will have full power to interpret the Plan and determine all questions that arise under it. The Lincoln Electric Company with the approval of the Compensation and Executive Development Committee of the Registrant, reserves the right to amend or terminate the Plan at any time; provided, however, that no such action shall affect a participant’s right to receive the deferred amounts credited to his or her account at the time of such amendment or termination.

This summary of the terms of the Plan and the Deferred Compensation Obligations thereunder is not intended to be complete and is qualified in its entirety by reference to the Plan, which is attached hereto as Exhibit 4.3 and incorporated herein by this reference.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 1701.13(E) of the Ohio Revised Code empowers a corporation to indemnify persons serving as its directors and officers (or serving at the request of the corporation in such capacity for another corporation) against expenses incurred in connection with actions, suits or proceedings relating to the fact that such persons were serving as directors or officers of such corporation. Article IV of the Registrant’s Amended and Restated Code of Regulations provides for indemnification of directors, officers and others and the purchase and maintenance of liability insurance by the Registrant, as follows (for purposes of the following provisions, “Corporation” refers to the Registrant):

ARTICLE IV

INDEMNIFICATION AND INSURANCE

1. Indemnification of Directors and Officers.

(a) The Corporation shall indemnify any Director or officer of the Corporation, and any former Director or officer of the Corporation, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a Director or an officer of the Corporation, or he or she is or was serving at the request of the Corporation as a director, trustee, officer, employee, member, manager or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust or other enterprise, to the full extent permitted from time to time by the laws of the State of Ohio, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

(b) The indemnification authorized by this Section 1(a) of this Article IV shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under Section 1(a) of this Article IV or under the Articles or any agreement, vote of shareholders or disinterested Directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

(c) No amendment, termination or repeal of this Article IV shall affect or impair in any way the rights of any Director or officer of the Corporation to indemnification under the provisions hereof with respect to any action, suit or proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

2. Indemnification of Others.

The Corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was an employee or agent of the Corporation, or he or she is or was serving at the request of the Corporation as a director, trustee, officer, employee, member, manager or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust or other enterprise, to the full extent permitted from time to time by the laws of the State of Ohio, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

3. Liability Insurance.

The Corporation may purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit or self-insurance, on behalf of or for any person who is or was a Director, officer, employee or agent of the Corporation, or he or she is or was serving at the request of the Corporation as a director, trustee, officer, employee, member, manager or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under this Article IV. Insurance may be purchased from or maintained with a person in which the Corporation has a financial interest.

The Registrant has purchased directors and officers liability insurance that provides for indemnification of directors and officers against certain liabilities. The Registrant also has entered into indemnification agreements with its directors and officers that would require the Registrant, subject to any limitations on the maximum permissible indemnification that may exist at law, to indemnify a director or officer for claims that arise because of his capacity as a director or officer.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1	Amended and Restated Articles of Incorporation of the Registrant (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on September 27, 2011, Commission File No. 000-01402, and incorporated herein by reference and made a part hereof)

4.2	Amended and Restated Code of Regulations of the Registrant (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on April 29, 2014, Commission File No. 000-01402, and incorporated herein by reference and made a part hereof)

4.3	The Lincoln Electric Company Restoration Plan

5.1	Opinion of Counsel

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Counsel (included in Exhibit 5.1)

24.1	Powers of Attorney

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, State of Ohio, on December 19, 2016.

LINCOLN ELECTRIC HOLDINGS, INC.

By:	/s/ Frederick G. Stueber
Frederick G. Stueber, Executive Vice President, General Counsel & Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons and in the capacities indicated on December 19, 2016.

Signature	Title
* Christopher L. Mapes	Chairman, President and Chief Executive Officer (principal executive officer)

* Vincent K. Petrella	Executive Vice President, Chief Financial Officer and Treasurer (principal financial officer)

* Geoffrey P. Allman	Senior Vice President, Corporate Controller (principal accounting officer)

* Curtis E. Espeland	Director

* David H. Gunning	Director

* Stephen G. Hanks	Director

* Michael F. Hilton	Director

* G. Russell Lincoln	Director

* Kathryn Jo Lincoln	Director

* William E. MacDonald, III	Director

* Phillip J. Mason	Director

* Hellene S. Runtagh	Director

* George H. Walls, Jr.	Director

*	Frederick G. Stueber, the undersigned attorney-in-fact, by signing his name hereto, does hereby sign and execute this Registration Statement on behalf of the above indicated officers and directors thereof (constituting a majority of the directors) pursuant to a power of attorney filed with the Securities and Exchange Commission.

December 19, 2016	By:	/s/ Frederick G. Stueber
Frederick G. Stueber, Attorney-in-Fact

EXHIBIT INDEX

4.1	Amended and Restated Articles of Incorporation of the Registrant (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on September 27, 2011, Commission File No. 000-01402, and incorporated herein by reference and made a part hereof)

4.2	Amended and Restated Code of Regulations of the Registrant (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on April 29, 2014, Commission File No. 000-01402, and incorporated herein by reference and made a part hereof)

4.3	The Lincoln Electric Company Restoration Plan

5.1	Opinion of Counsel

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Counsel (included in Exhibit 5.1)

24.1	Powers of Attorney